As filed with the Securities and Exchange Commission on November 13, 2024

Registration No. 333-258138

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-258138

UNDER

THE SECURITIES ACT OF 1933

Instructure Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-4325548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6330 South 3000 East, Suite 700

Salt Lake City, Utah 84121

(800) 203-6755

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Instructure Holdings, Inc. 2021 Omnibus Incentive Plan

Instructure Holdings, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Matthew A. Kaminer

Chief Legal Officer

6330 South 3000 East, Suite 700

Salt Lake City, UT 84121

(800) 203-6755

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Marni J. Lerner

Johanna Mayer

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

(212) 455-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Instructure Holdings, Inc, a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”). This Post-Effective Amendment is being filed to deregister any and all shares of common stock of the Registrant, par value $0.01 per share (“Common Stock”), that remain unsold or otherwise unissued as of the date hereof under such Registration Statement:

•

Registration Statement on Form S-8 (File No. 333-258138) filed with the SEC on July 23, 2021 registering (i) 23,400,000 shares of Common Stock, issuable pursuant to the Instructure Holdings, Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) and (ii) 2,470,000 shares of Common Stock, issuable pursuant to the Instructure Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”)

On November 13, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 25, 2024, by and among the Registrant, Icon Parent Inc., a Delaware corporation (“Parent”), and Icon Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving such merger as a wholly-owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Registrant has terminated the Omnibus Plan and the ESPP, effective as of the Effective Date.

Further, in connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Registrant in the Registration Statement, to remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such shares of Common Stock, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, Utah, on November 13, 2024.

Instructure Holdings, Inc.

By:	/s/ Matthew A. Kaminer
Name: Matthew A. Kaminer
Title: Chief Legal Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.